The Mercury HW International Value VIP Portfolio of
Mercury HW Variable Trust

File No. 811-08163
Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending June 30, 2001, the Mercury HW International Value VIP Portfolio (the
"Registrant"), a series of Mercury HW Variable Trust, acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch
International Equity Focus Fund (the "International Equity
Fund"), a series of Merrill Lynch Variable Series Fund,
Inc., File No. 811-3290.

At meetings of the Board of Trustees of the Registrant and the Board of Directors of Merrill Lynch Variable Series
Fund, Inc., the Board of Trustees and Board of Directors approved an Agreement and Plan of Reorganization (the "Reorganization"). The Reorganization referred collectively to (i) the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of the International Equity Fund by the Registrant in exchange for an equal aggregate value of shares of the Registrant to be issued to the International Equity Fund and the subsequent distribution of such shares to the Class A shareholders of the International Equity Fund in liquidation of the International Equity Fund; and (ii) the subsequent termination of the International Equity Fund as a series of Merrill Lynch Variable Series Fund, Inc. in accordance with the laws of the State of Maryland.

On February 2, 2001, in connection with the Reorganization, the Registrant filed a Registration
Statement on Form N-14 (File Nos. 333-54884 and 811-
08163; the "N-14 Registration Statement").  The N-14
Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of the International
Equity Fund.  Pre-Effective Amendment No. 1 to the N-14
Registration Statement was filed on March 16, 2001, and the N-14 Registration Statement as so amended was declared effective by the Commission on April 30, 2001.

On April 26, 2001, the shareholders of the Registrant and the International Equity Fund approved the Reorganization at a special meeting of shareholders held for that purpose.
On April 30, 2001, the "Reorganization Date," pursuant to the Agreement and Plan of Reorganization, the International Equity Fund transferred securities and cash valued at $115,814,269 to the Registrant and received in exchange 10,211,083 shares of the Registrant. The
International Equity Fund then distributed these shares to their respective shareholders as provided in the Agreement and Plan of Reorganization. The International Equity Fund ceased offering shares as of the Reorganization effective date.